UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2017

SUNSET ISLAND GROUP
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-214643	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

555 NORTH EL CAMINO REAL #A418

SAN CLEMENTE, CA 92672

(Address of principal executive offices) (zip code)

(424) 239-6230
(Registrant’s telephone number, including area code)

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Information

(1) On August 31, 2017, the Company finalized the cancelation of the 46,000,000 shares of common stock and issued 4,600,000 shares of its Series A Preferred Stock to its officers. The company previously disclosed the transaction on August 21, 2017.

(2) On September 8, 2017, the Company converted its note payable into its new Series B Preferred Stock. The Preferred Stock has no conversion right or no voting rights. The shareholders of the Series B Preferred will be entitled to $200 per pound that is sold by the Company. The Company issued 305,700 shares for the $305,700 note payable.

(3) As of September 8, 2017, there are 4,671,771 shares of common stock outstanding.

(4) The Company generated approximately $194,000 in revenue for month of August. The Company has harvested its first full bay of “Banana OG.” The Company expects this product will be available for sale in the next 2 weeks.

(5) The Company has created its own strain of cannabis which is being called BMG. The Company is currently planting the test harvest on the new strain.

(6) The Company is currently in discussions to acquire genetics of award winning rare proprietary cannabis strains that few growers in California have access to grow. These include up to 60 strains of cannabis. The Company is looking at these strains as a way to differentiate the Company’s product line once California become recreational.

(7) The Company is currently finalizing a time lapse video of its plant production bay. This will allow shareholders to see the daily operations of the company.

Item 9.01. Financial Statements and Exhibits.

Exhibit 3.01 –	Series B Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunset Island Group

Dated: September 8, 2017	By:	/s/ Valerie Baugher
	Name:	Valerie Baugher
	Title:	President

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